Exhibit 99.3

For the Year Ended December 31, 2002

	Newtek Historical Consolidated	Automated Merchant Services, Inc. Historical	Pro Forma Adjustments		Pro Forma Consolidated
Revenue	$34,640,992	$2,367,197	$—		$37,008,189
Expenses	27,123,016	1,331,395	557,748	(a)	29,012,159

Income (loss) before minority interest and provision for taxes	7,517,976	1,035,802	(557,748)		7,996,030

Minority interest in income	(335,324)	—	—		(335,324)

Income (loss) before provision for taxes	7,182,652	1,035,802	(557,748)		7,660,706
Provision for taxes	(2,657,410)	—	(177,051	)(b)	(2,834,461)

Net income (loss) from continuing operations	$4,525,242	$1,035,802	$734,799		$4,826,245

Weighted average number of shares (basic)	24,183,501				24,183,501
Weighted average number of shares (diluted)	24,293,540				24,293,540

Income per share (basic) (c)	$0.19				$0.20
Income per share (diluted) (c)	$0.19				$0.20

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income

(a) Adjustments to operating expenses assuming the acquisition had been consummated on January 1, 2003:

Increase in interest expense (6% annualized) for entire year due to issuance of note payable on January 1, 2002. (The notes require monthly payment of principal and interest and are due in full in January 2006.)

$ 46,800

Increase in amortization and depreciation for the year in connection with purchase accounting adjustments at January 1, 2002:	510,948

Amortization of customer merchant accounts	$557,748

Customer merchant accounts represent the portfolio of merchant accounts that were purchased in the acquisition, (2,072 merchant accounts) which will be providing most of the acquired company’s revenues. Based upon Newtek’s experience in the credit card processing industry, management believes a sixty six month period is appropriate for amortization. In addition, it is within the industry standard using data from other publicly traded credit card processors.

(b)	Adjustment to reflect a pro forma effective tax rate of 37% based on Newtek’s historical effective tax rate.

(c)	Earnings per Share and Proforma Earnings per Share: Basic earnings per share is computed based on the weighted average number of common shares outstanding during the period. The dilutive effect of common stock equivalents is included in the calculation of diluted earnings per share only when the effect of their inclusion would be dilutive. The proforma calculation is computed as if the acquisition occurred for the entire year.

The calculation of Net Income per share were:

	Newtek Historical Consolidated	Pro Forma Consolidated
Numerator:
Numerator for basic and diluted EPS—income from continuing operations available to common stock holders	4,525,242	4,826,245
Denominator:
Denominator for basic EPS—weighted average shares	24,183,501	24,183,501
Effect of dilutive securties (stock options)	110,039	110,039
Denominator for diluted EPS—weighted average shares	24,293,540	24,293,540

Net EPS: Basic	$0.19	$0.20
Net EPS: Diluted	$0.19	$0.20